EXHIBIT 5.1

May 6, 2011

Shutterfly, Inc.
2800 Bridge Parkway
Redwood City, California 94065

Re:	Registration of Securities of Shutterfly, Inc.

Ladies and Gentlemen:

As counsel for Shutterfly, Inc., a Delaware corporation (the “Company”), I have examined the Registration Statement on Form S-3 (including the prospectus which is a part thereof, the “Registration Statement”), to be filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), on the date hereof, relating to, among other things, the resale by certain selling stockholders (the “Selling Stockholders”) of an aggregate of 4,013,809 shares (the “Securities”) of the Company’s common stock, par value $.0001 per share (the “Common Stock”) issued or issuable in connection with the Agreement and Plan of Merger dated as of March 21, 2011 (the “Merger Agreement”), by and among the Company, Horsley Acquisition Sub I, Inc., a wholly owned subsidiary of the Company, Horsley Acquisition Sub II, LLC, a wholly owned subsidiary of the Company, Tiny Prints, Inc. and the stockholder representative.  All of the Securities are to be sold by the Selling Stockholders as described in the Registration Statement.

As your counsel, in connection with the Registration Statement, I have examined the Company’s Restated Certificate of Incorporation and the Company’s Restated Bylaws, both as currently in effect, such other records of the corporate proceedings of the Company and certificates of the Company’s officers as I have deemed relevant, the Merger Agreement and the Registration Statement.  In addition, I have examined such records, documents, certificates of public officials and the Company, made such inquiries of officials of the Company and considered such questions of law as I have deemed necessary for the purpose of rendering the opinion set forth herein.  In such examination, I have assumed the genuineness of all signatures and the authenticity of all items submitted to me as originals and the conformity with originals of all items submitted to me as copies.

Based upon, and subject to, the foregoing, it is my opinion that the Securities have been duly authorized, validly issued, and are fully paid and nonassessable.

I express no opinion as to matters governed by any laws other than the Delaware General Corporation Law in effect on the date hereof.

I hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to reference to my name under the caption “Legal Matters” in the prospectus which is a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/Charlotte Falla
Charlotte Falla
Vice President, Legal & General Counsel